EXHIBIT 23.2

LEE KEELING & ASSOCIATES, INC.

PETROLEUM CONSULTANTS

First Place Tower

15 East Fifth Street, Suite 3500

Tulsa, Oklahoma 74103-4350

(918) 587-5521 Telefax (918) 587-2881

July 26, 2011

CONSENT OF INDEPENDENT PETROLEUM CONSULTANTS

We hereby consent to the use of the name Lee Keeling & Associates, Inc. and to the incorporation by reference of our reports entitled “Estimate of Reserves and Future Net Revenue Oil and Gas Properties KTO – Tennessee Properties Interests Owned by Miller Energy Resources, Inc. Constant Prices and Expenses” and “Estimate of Reserves and Future Net Revenue Oil and Gas Properties ETC and ETC II Interests Owned by Miller Energy Resources, Inc. Constant Prices and Expenses” both with an effective date of April 30, 2011, which appears in the annual report on Form 10-K of Miller Energy Resources, Inc. for the year ended April 30, 2011.

/s/ Lee A. Keeling
Lee A. Keeling
Chief Executive Officer

/s/ Lee Keeling & Associates, Inc.
Lee Keeling & Associates, Inc.
Oklahoma Registered Engineering Firm CA 49 PE
Tulsa, Oklahoma